As filed with the Securities and Exchange Commission on November 23, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                        Under the Securities Act of 1933

                             PROFORMIX SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                              75-2228828
(State or other jurisdiction      (Primary Standard           (I.R.S. Employer
    of incorporation or        Industrial Classification     Identification No.)
       organization)                 Code Number)

                                 50 Tannery Road
                          Branchburg, New Jersey 08876
                                 (908) 534-6400
                  (Address and Telephone Number of Registrant's
                     Principal Executive Office)(Zip Code)

                Consulting Agreement between Bruce R. Goldman and
                 Proformix Systems, Inc. Dated November 22, 1998
                            (full title of the plans)

                              Jerry Swon, President
                                 50 Tannery Road
                          Branchburg, New Jersey 08876
                                 (908) 534-6400
  (Name, Address & Telephone number, including area code, of agent for service)

                                   Copies to:
                            Michael H. Freedman, Esq.
                   Silverman, Collura, Chernis & Balzano, P.C.
                       381 Park Avenue South - Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                 Proposed        Proposed
Title of             Amount      maximum         maximum              Amount of
securities to        to be       offering price  aggregate          registration
be registered        registered  per share(1)    offering price(1)       fee
--------------------------------------------------------------------------------

Common Stock(1)      1,000,000     $1.00          $1,000,000           $303.03

--------------------------------------------------------------------------------

(1) Calculated in accordance with 457(c) using the average of the bid and asked price for the Common Stock on November 20, 1998.


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

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

      The documents containing information specified in Part 1 (plan information and registrant information) will be sent or given to the consultants as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part 2 of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

      The documents incorporated by reference in Item 3 of Part II of this registration statement will be provided to all participants without charge, upon written or oral request. These documents have been incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to employees or consultants pursuant to Rule 428(b) are also available to participants without charge, upon written and oral request. Please direct all inquiries to Proformix Systems, Inc., 50 Tannery Road, Branchburg, New Jersey 08876, Attn: Joerg H. Klaube, Tel. (908) 534-6400.


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

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997;

      (b) The Company's Quarterly Report on Form 10-QSB for the periods ended March 31, 1998 and June 30, 1998;

      (c) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the Company's fiscal year ended December 31, 1997.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ITEM 4. DESCRIPTION OF SECURITIES

      The Company is authorized to issue 30,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, $.001 par value. 2,500 shares of preferred stock have been designated Cumulative Preferred Stock, $.001 par value, of which 10 shares are outstanding.

Common Stock

      Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors of the Company. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would have the effect of reducing the percentage of securities ownership of the Company's shareholders and diluting the book value of the Common Stock.


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

      Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the holders of shares of Common Stock are entitled to share equally in corporate assets after the holders, if any, of Preferred Stock and after satisfaction of liabilities. Holders of Common Stock are entitled to receive such dividends as the Company's board of directors may from time to time declare out of funds legally available for the payment thereof. The Company has never paid cash dividends on its Common Stock and does not anticipate that it will pay such dividends in the future.

Cumulative Preferred Stock

      Holders of Cumulative Preferred Stock are entitled to receive out of the surplus or net profits of the Company, cumulative dividends at the rate of 9% per annum, payable as and when declared by the Board of Directors of the Company, before any dividends shall by declared or paid upon Common Stock. The Cumulative Preferred Stock ranks, with respect to dividend rights, rights on liquidation, winding up and dissolution, and rights upon redemption, prior to all classes of Common Stock. Holders of Cumulative Preferred Stock are not entitled to any voting rights.

      In the event of liquidation, dissolution, or winding up of the affairs of the Company, after payment of debts and other liabilities of the Company, holders of Cumulative Preferred Stock are entitled to receive out of the remaining net assets of the Company the amount of $100,000 for each share of Cumulative Preferred Stock held ("Liquidation Price"). The Company may redeem the Cumulative Preferred Stock by paying to the holders thereof the Liquidation Price for each share of Cumulative Preferred Stock held, together with any accrued and unpaid dividends.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

      Paul Chernis, Anthony M. Collura and Ronald Balzano, partners in the law firm Silverman, Collura, Chernis & Balzano, P.C., the Company's securities counsel, are holders of an aggregate of 40,000 stock options for the purchase of Common Stock at $2.00 per share. The stock options are exercisable during the four year period commencing October 15, 1998 and vests at 25% per year.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General  Corporation  Law of the State of Delaware  and
Article 7 of the Company's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company.


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

Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expense incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8 EXHIBITS

4.1 Consulting Agreement between Bruce R. Goldman and the Company dated November 22, 1998.

5.1   Opinion of Silverman, Collura, Chernis & Balzano, P.C.

23.1  Consent of  Silverman,  Collura,  Chernis &  Balzano,  P.C.  (included  in
      Exhibit 5.1)

23.2  Consent of Rosenberg, Rich, Baker, Berman & Company

ITEM 9. UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes;

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,


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

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

      Provided however that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

      (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, therewith duly authorized, on November 20, 1998.

                                         PROFORMIX SYSTEMS, INC.

                                         By:/s/Jerry Swon
                                            ----------------------
                                            Jerry Swon, President

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Jerry Swon, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Proformix Systems, Inc. and on the dates indicated.

Signature                   Title                            Date
---------                   -----                            ----

/s/Jerry Swon              President and Director            November 20, 1998
--------------------        (Principal Executive Officer)
Jerry Swon

/s/Joerg H. Klaube         Chief Financial Officer           November 20, 1998
--------------------        (Principal Financial Officer)
Joerg H. Klaube

/s/Michael G. Martin       Chairman of the Board             November 20, 1998
--------------------
Michael G. Martin

__________________         Director                          November __, 1998
Peter Buscetto

/s/Paul Chernis            Director                          November 20, 1998
------------------
Paul Chernis

/s/Bruce Deichl            Director                          November 20, 1998
------------------
Bruce Deichl


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